EXHIBIT 10.4


                                October 21, 2002

Mr. Sanjay Sethi
Pres. & CEO
SVT Inc.
59 John St.
New York, N.Y.  10038

         Re:      Separation Agreement

Dear Sanjay:

     This agreement, upon your signature, will constitute an Agreement between SVT Inc. and me regarding my separation of employment from SVT Inc.

     Given that I have been terminated without "good cause" effective October 10th, 2002, and I have an executed Employment Agreement dated February 7, 2002, SVT owes me $341,666.66 calculated as follows:

                  1/2 of $200,000 for 7 months:                       $58,333.33
                  Last 5 months of year 1 at full rate:                83,333.33
                  Year 2 salary:                                      200,000.00
                                                                      ----------
                             Total:                                  $341,666.66

     As per the employment contract dated February 7, 2002 these monies are deemed earned by me on the date of termination. Despite the fore-going, the parties to this agreement agree that the severance payment will be $75,000, payable immediately upon execution of this agreement.

     I waive my right to any Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") benefits. I waive my rights to the 1 million SVT stock options effective termination date. Further, I acknowledge except for the compensation and benefits provided herein, I shall not be entitled to any future compensation or benefits from SVT, with the exception to those benefits required by law.

     I agree to assist with the transfer of responsibilities and knowledge to the new CFO for a period up to 5 months, or March 10th, 2002. Such assistance will not be greater than 4 hours per week. In consideration for this assistance, SVT will provide me a desk, phone, computer, and other general office equipment as required by me and that is readily available to SVT. I acknowledge SVT is under no obligation in this paragraph to purchase equipment or services to fulfill their requirements of this paragraph.

     In consideration of the promises, agreements, covenants, set forth herein and in exchange for payments and other benefits provided to me herein by SVT, to which I am


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otherwise not entitled, I agree, on my own and on behalf of my heirs, executors, administrators, attorneys, representatives, successors, and assigns, to hereby waive, release and discharge all claims, demands, causes of action, fees, liabilities, and expenses (including attorney's fees) of any kind whatsoever, whether known or unknown which I ever had or now have against SVT, its former, current, and future directors, officers, employees, agents, subsidiaries, affiliates, members, trustees, parents, fiduciaries, of any employee benefit plan or policy of SVT and other representatives (herein collectively referred to as "SVT"), individually and in their official capacities, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of execution of this agreement relating in any way to my employment by SVT, including my separation of employment with SVT. This release is intended to include all possible legal theories, including, but not limited to, any intentional or unintentional tort, the violation of any express or implied contract or any public policy, the violation of any common law or any federal, state, or local fair employment practice laws, or other employee relations statutes and executive orders, any claim under title VII of the civil Rights Act of 1964, as amended, the civil Rights Act of 1866, the Age Discrimination in Employment Act (including the
Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, the New York State and New York City Human Rights Laws, the New York AIDS Testing Confidentiality Act, the New York Equal Pay Law, the Fair Labor Standards Act, the New York
Labor Law, and the Employee Retirement Income Security Act of 1974, defamation, intentional infliction of emotional distress, injury to reputation, pain and suffering and all claims for additional compensation or benefits (except as provided herein). By executing this Agreement, I agree that this release shall discharge SVT to the maximum extent permitted by law. Nothing herein shall waive any rights to benefits under any SVT plan that I have vested as of the date of this agreement. In addition, nothing herein shall waive my right to challenge this Agreement.

     By executing this Agreement, I further agree that I have not instituted, assisted, or otherwise participated in connection with, any complaint, claim, charge, lawsuit, or administrative agency proceeding, or action at law or otherwise against SVT. To the extent permitted by law, I waive my right to institute in the future any complaint, claim, charge, lawsuit or administrative agency proceeding, or action at law or otherwise against SVT, and agree not to accept relief or recovery from any such action or proceeding filed on my behalf.

     By executing this Agreement, I also agree and recognize that I am not entitled to a discretionary bonus for the year 2002.

     I understand that any payments or benefits provided to me under this Agreement do not constitute an admission by SVT that it has violated any law or legal obligation with respect to any of my former employment or separation therefrom.

     I agree that I will not publicize, disclose, or cause knowingly permit or authorize, either directly or indirectly, the publicizing, or disclosure in any way, to any person, firm,


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organization, entity or any third party of any and every type, public or private, for any reason, at any time (except as described below), any confidential information, trade secrets or other proprietary information which I in any way acquired, developed, or created during my employment with SVT (except, for the purposes of obtaining employment, generally describing my duties and responsibilities at SVT, the fact that I was employed at SVT, and my separation from SVT), or the specific circumstances surrounding my separation of employment from SVT, except (a) for the purpose of enforcing this Agreement, should that ever be necessary, and (b) to my immediate family, attorneys, tax advisors, or accountants provided such individuals agree to be bound by the provisions of this paragraph.

     Any non-disclosure provision of this Agreement does not prohibit or restrict me (or my attorney) from responding to any inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., or any investigatory organization.

     Upon service of me, or anyone acting on my behalf, of any order or other legal process requiring me to divulge information prohibited from disclosure under this Agreement, I shall immediately notify SVT's President or Chief Operating Officer of such service and of the content of any testimony or information to be provided pursuant to such order or process.

     I agree I will cooperate fully with SVT in connection with any existing or future litigation against SVT, whether administrative, civil, or criminal in nature, in which and to the extent SVT deems my cooperation necessary.

     This Agreement sets forth the entire agreement between the parties concerning my employment and my separation from SVT. All prior agreements, written or oral, shall be null and void and this Agreement may only be amended by written document executed by parties to this Agreement.

     This Agreement shall be governed by and interpreted for all purposes consistent with the laws of the State of New York. If any clause of this Agreement shall ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement.

     This Agreement will be binding on the parties and their successors and assigns.

     To accept this Agreement, please sign and date this Agreement and return it to me.

Agreed:________________________________    Agreed:______________________________

Name:__________________________________    Name:________________________________